Exhibit 2.1
CONTRIBUTION AGREEMENT
by and among
PIONEER NATURAL RESOURCES USA, INC.
PIONEER NATURAL RESOURCES GP LLC
and
PIONEER SOUTHWEST ENERGY PARTNERS L.P.
[                    ], 2007

 i

CONTRIBUTION AGREEMENT
THIS CONTRIBUTION AGREEMENT, dated as of                     , 2007, is entered into by and among Pioneer Natural Resources USA, Inc., a Delaware corporation (“Pioneer USA”), Pioneer Natural Resources GP LLC, a Delaware limited liability company (the “General Partner”), and Pioneer Southwest Energy Partners L.P., a Delaware limited partnership (“MLP”). The foregoing parties hereto are referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Each capitalized term used herein that is defined in Section 1.1 shall have the meaning assigned to such term in Section 1.1. Other terms defined herein have the meanings so given them.
RECITALS
     A. Pioneer USA and the General Partner have formed MLP pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Limited Partnership Act”), for the purpose of engaging in any business activity that is approved by the General Partner, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Limited Partnership Act.
     B. In order to accomplish the objectives and purposes in Recital A, the following actions have been taken prior to the date hereof:
1.	Pioneer USA formed the General Partner under the terms of the Delaware Limited Liability Company Act and contributed $1,000 in exchange for all of the membership interest in the General Partner.

2.	Pioneer USA and the General Partner formed MLP under the terms of the Delaware Limited Partnership Act to which the General Partner contributed $1 and Pioneer USA contributed $999 in exchange for a .1% general partner interest (the “Initial General Partner Interest”) and a 99.9% limited partner interest (the “Initial Limited Partnership Interest”) in MLP, respectively.

3.	Pioneer USA formed Operating Company under the terms of the Texas Limited Liability Company Act and contributed $1,000 in exchange for all of the membership interests in Operating Company.

4.	The Merger has been consummated.
     C. Pioneer USA and MLP desire for MLP, pursuant to the transactions to be effected pursuant to this Agreement and the Membership Interest Sale Agreement, to acquire 100% of the membership interest in the Operating Company (the “Acquisition”).
     D. The Acquisition will be consummated immediately after the issuance of the IPO Units by MLP.
NOW, THEREFORE, in consideration of their mutual undertakings and agreements hereunder, the Parties undertake and agree as follows:

ARTICLE I
DEFINITIONS
     1.1 Definitions. The following capitalized terms have the meanings given below.
          “AAA” means the American Arbitration Association.
          “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract or otherwise.
          “Agreement” means this Contribution Agreement.
          “Assets” means the membership interests in the Operating Company contributed to MLP pursuant to the terms of this Agreement.
          “Conflicts Committee” has the meaning assigned to such term in the Partnership Agreement.
          “Delaware Limited Partnership Act” has the meaning assigned to such term in Recital A to this Agreement.
          “Dispute” has the meaning assigned to such term in Section 3.17 to this Agreement.
          “General Partner” has the meaning assigned to such term in the first paragraph of this Agreement.
          “GP Contribution Interest” means a [0.10357604]% membership interest in the Operating Company.
          “Initial General Partner Interest” has the meaning assigned to such term in Item 2 of Recital B to this Agreement.
          “Initial Limited Partner Interest” has the meaning assigned to such term in Item 2 of Recital B to this Agreement.
          “IPO Units” means 12,500,000 common units representing limited partner interests in MLP to be issued by MLP to the underwriters in connection with MLP’s initial public offering of such common units.
          “Limited Partners” has the meaning assigned to such term in the Partnership Agreement.

          “Membership Interest Sale Agreement” means the Membership Interest Sale Agreement dated                     , 2007, between Pioneer USA and MLP, which agreement is being entered into simultaneously with the execution of this Agreement.
          “Merger” has the meaning assigned to such term in the Merger Agreement.
          “Merger Agreement” means the Agreement and Plan of Merger, dated as of                     , 2007, among Pioneer USA, the Operating Company, Pioneer Retained Properties Company LLC, and Pioneer Limited Natural Resources Properties LLC.
          “MLP” has the meaning assigned to such term in the first paragraph of this Agreement.
          “Operating Company” means Pioneer Southwest Energy Partners USA LLC, a Texas limited liability company.
          “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of MLP, dated as of                     , 2007, as the same may be amended or restated from time to time.
          “Party” or “Parties” have the meanings assigned to such terms in the first paragraph of this Agreement.
          “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.
          “Pioneer USA” has the meaning assigned to such term in the first paragraph of this Agreement.
          “Representatives” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
          “Rules” means the Commercial Arbitration Rules of the AAA.
          “Units” means [14,992,331] common units representing limited partner interests in MLP.
     1.2 Construction. Unless the context requires otherwise: (1) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (2) references to Articles and Sections refer to Articles and Sections of this Agreement; (3) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (4) the terms “hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; and (5) references to money refer to legal currency of the United States of America. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.
ARTICLE II
CONTRIBUTIONS
     2.1 Contribution by Pioneer USA to the General Partner of the GP Contribution Interest in Operating Company. Immediately after the issuance of the IPO Units, and prior to the transactions described in Section 2.2, Pioneer USA hereby grants, contributes, transfers, assigns and conveys to the General Partner, its successors and assigns, for its and their own use forever, all of Pioneer USA’s right, title and interest in and to the GP Contribution Interest, and the General Partner hereby accepts the GP Contribution Interest as an additional contribution to the capital of the General Partner.
     2.2 Contributions by Pioneer USA and the General Partner. Immediately after the transaction described in Section 2.1, (a) Pioneer USA hereby grants, contributes, transfers, assigns and conveys to MLP, its successors and assigns, for its and their own use forever, all of Pioneer USA’s right, title and interest in and to a [56.42610115]% membership interest in Operating Company in exchange for Units representing a [54.478]% limited partner interest in MLP and MLP hereby accepts such membership interest as a contribution to the capital of MLP, and (b) the General Partner hereby grants, contributes, transfers, assigns and conveys to MLP, its successors and assigns, for its and their own use forever, all of the General Partner’s right, title and interest in and to the GP Contribution Interest, and MLP hereby accepts the GP Contribution Interest in exchange for a continuation of the General Partner’s .1% general partner interest in MLP. MLP hereby accepts the membership interests in the Operating Company conveyed to it pursuant to this Section 2.2 and assumes the obligations attributable to such interests that arise on and after the date of this Agreement. The transactions described in this Section 2.2 and the sale by Pioneer USA of a [43.47632281]% interest in the Operating Company to MLP pursuant to the Membership Interest Sale Agreement shall all occur simultaneously and as component parts of a single plan.
     2.3 Redemption of the Initial General Partner Interest and the Initial Limited Partner Interest. MLP hereby (a) redeems the Initial General Partner Interest from the General Partner and retires the Initial General Partner Interest in exchange for a payment in cash to the General Partner equal to an aggregate $1, and (b) redeems the Initial Limited Partner Interest from Pioneer USA and retires the Initial Limited Partner Interest in exchange for a payment in cash to Pioneer USA equal to an aggregate $999.

ARTICLE III
MISCELLANEOUS
     3.1 Order of Completion of Transactions. The transactions provided for in Article II of this Agreement shall be deemed completed on the date of this Agreement in the order set forth in Article II (the completion of each such succeeding transaction being conditioned on the concurrent completion of the prior transactions).
     3.2 Investment Intent. The membership interest in the Operating Company to be acquired by MLP is being acquired for its own account, for investment and with no intention of distributing or reselling such membership interest or any part thereof or interest therein in any transaction which would be a violation of the securities laws of the United States of America or any state or foreign country or jurisdiction. The Units to be acquired by Pioneer USA are being acquired for its own account, for investment and with no intention of distributing or reselling such Units or any part thereof or interest therein in any transaction which would be a violation of the securities laws of the United States of America or any state or foreign country or jurisdiction.
     3.3 No Representations and Warranties. Pioneer USA and the General Partner make no representations or warranties whatsoever, and disclaim all liability and responsibility for any representation, warranty, statement, or information made or communicated (orally or in writing) to MLP (including any opinion, information, or advice which may have been provided to MLP by any Affiliate or Representative of Pioneer USA and the General Partner or by any investment bank or investment banking firm, any petroleum engineer or engineering firm, Pioneer USA’s and the General Partner’s counsel, or any other agent, consultant, or representative) regarding the Assets or the assets, liabilities or operations of the Operating Company.
     3.4 Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.
     3.5 Notice. All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made to the attention of such Party at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 3.5.

5205 N. O’Connor Blvd., Suite 200
Irving, Texas 75039
Phone: (972) 444-9001
Fax: (972) 969-3587
Attention: General Counsel
     3.6 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     3.7 Jurisdiction; Service of Process. Without limiting the Parties’ agreement to arbitrate in Section 3.17, any action or proceeding seeking a temporary or preliminary injunction to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the Parties in the courts of the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas (Dallas Division), and each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) for such limited purpose in any such action or proceeding and waives any objection to venue laid therein for such limited purpose. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.
     3.8 Further Action. In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     3.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns, as well as any Persons asserting rights or claims on behalf of any of the foregoing Persons.
     3.10 Effect of Waiver or Consent. No waiver or consent, express or implied, by any Party to or of any breach or default by any Party in the performance by such Party of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Party of the same or any other obligations of such Party hereunder. Failure on the part of a Party to complain of any act of any Party or to declare any Party in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.
     3.11 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the Parties hereto, notwithstanding that all such Parties are not signatories to the original or the same counterpart. Each Party shall become bound by this Agreement immediately upon affixing its signature hereto.
     3.12 Invalidity of Provisions. If any provision of this Agreement or the application thereof to any Party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
     3.13 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Parties; provided, however, a merger shall not be deemed to be an assignment and a transfer of the rights and an assumption of the obligations under this Agreement; provided further, however, that the transfer of all or substantially all of the assets of a Party shall not be deemed an assignment of such rights or obligations of such Party to this Agreement if the assignee assumes all of the obligations under this Agreement.
     3.14 Direct or Indirect Action. Where any provision of this Agreement refers to action to be taken by any Party, or which such Party is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Party, including actions taken by or on behalf of any Affiliate of such Party.
     3.15 Laws and Regulations. Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.
     3.16 No Recourse Against Officers, Directors, Managers or Employees. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer, director, manager or employee of any Party or any officer, director, manager or employee of any Affiliate of any Party.

     3.17 Arbitration. Any claim, counterclaim, demand, cause of action, dispute, or any other controversy arising out of or relating in any way to this Agreement or to the subject matter of this Agreement or to any relationship created thereby (each a “Dispute”) shall be resolved by binding arbitration. A Dispute must be resolved through arbitration regardless of whether the Dispute involves claims that this Agreement is unlawful, unenforceable, void or voidable or involves claims sounding in tort, contract, statute or common law. This Section 3.17 shall be binding on and shall inure to the benefit of the Parties and their Affiliates. The validity, construction and interpretation of this Agreement to arbitrate, and all other procedural aspects of the arbitration conducted pursuant hereto, shall be decided by the arbitral tribunal. Any arbitration under this Agreement shall be administered by the AAA and conducted in accordance with the Rules of the AAA in existence at the time of the arbitration. In resolving any Dispute, the arbitral tribunal shall refer to the governing law as specified in Section 3.4 of this Agreement. The arbitral tribunal shall not be empowered to award exemplary, punitive, indirect, consequential, remote, speculative, treble, multiple or special damages, and the Parties and their Affiliates waive any right they may have to recover such damages from one another. The arbitral tribunal shall not be empowered to decide any dispute ex aequo et bono or amiable compositeur. The seat (or legal place) and venue of the arbitration shall be in Dallas, Texas. The arbitration shall be conducted in the English language.
     The Dispute shall be decided by a panel of three neutral arbitrators. The claimant or claimants shall nominate an arbitrator at the time of service of a request for arbitration. The respondent or respondents shall nominate an arbitrator at the time of service of the response to the request for arbitration. If the claimant(s) or respondent(s) fail to appoint an arbitrator, then that arbitrator shall be appointed in accordance with the Rules. The two appointed arbitrators shall together agree upon a third arbitrator to recommend to the AAA to chair the arbitration. If the two party-appointed arbitrators are unable to agree upon an arbitrator within fifteen (15) days of the respondent’s appointment of an arbitrator, then the chairman shall be chosen according to the Rules. Notwithstanding the foregoing, if two or more respondents have interests with regard to a Dispute that are not completely common, then all arbitrators shall be appointed in accordance with the Rules and not by nomination or appointment by the Parties. Any arbitration award may be enforced by the courts sitting in Dallas, Texas or any other court of competent subject matter jurisdiction (including any jurisdiction in which a Party holds or keeps assets). Any action to challenge, vacate or set aside the award in whole or in part must be brought in the courts sitting in Dallas, Texas. The Parties and their Affiliates agree to waive any objections they may have to personal jurisdiction, venue or forum non-conveniens for any action brought to enforce the award in the courts sitting in Dallas, Texas or any other jurisdiction where a party against which enforcement of the award is sought holds or keeps assets.
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     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

PIONEER NATURAL RESOURCES USA, INC.

By:

Name:	Richard P. Dealy
Title:	Executive Vice President

PIONEER NATURAL RESOURCES GP LLC

By:

Name:	Richard P. Dealy
Title:	Executive Vice President, Chief Financial Officer and Director

PIONEER SOUTHWEST ENERGY PARTNERS L.P.

By Pioneer Natural Resources GP LLC, Its general partner

By:

Name:	Richard P. Dealy
Title:	Executive Vice President, Chief Financial Officer and Director
Signature page to Contribution Agreement